EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Company Name	State or Jurisdiction of Incorporation

Unum Group	Delaware
First Unum Life Insurance Company	New York
Unum Life Insurance Company of America	Maine
Duncanson & Holt, Inc.	New York
Duncanson & Holt Services, Inc.	Maine
Duncanson & Holt Canada Ltd.	Canada
Duncanson & Holt Underwriters Ltd.	England and Wales
Duncanson & Holt Europe Ltd.	England and Wales
Unum European Holding Company Limited	England and Wales
Unum Limited	England and Wales
Claims Services International Limited	England and Wales
Unum Select Limited	England and Wales
National Dental Plan Limited	England and Wales
Claims Assistance (UK) Limited	England and Wales
NDPH Limited	England and Wales
NDP (UK) Limited	England and Wales
MIC Guernsey Limited	Guernsey
MIC Holdings Limited	Guernsey
Minories Insurance PCC Limited	Guernsey
UnumProvident Finance Company Limited	England and Wales
Unum Ireland Limited	Ireland
Colonial Life & Accident Insurance Company	South Carolina
Fairwind Insurance Company	Vermont
Northwind Holdings, LLC	Delaware
Northwind Reinsurance Company	Vermont
The Paul Revere Life Insurance Company	Massachusetts
Unum Insurance Company	Maine
Provident Life and Accident Insurance Company	Tennessee
Provident Life and Casualty Insurance Company	Tennessee
Provident Investment Management, LLC	Tennessee
H&J Capital, L.L.C.	Louisiana
Starmount Insurance Agency, Inc.	Louisiana
Starmount Life Insurance Company	Louisiana
AlwaysCare Benefits, Inc.	Louisiana
First Look Vision Network, L.L.C.	Missouri